UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 2, 2011

HEMISPHERX BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27072	52-0845822
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

1617 JFK Boulevard, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 988-0080

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 5.02 below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2011, after reviewing the results of the 2010 and 2011 annual, non-binding advisory votes on Executive Compensation, the Compensation Committee of the Board of Directors (the “Compensation Committee”) and the Board authorized the following revisions to the Executive Compensation Program:

1.	Adoption of a policy to facilitate compliance with Dodd-Frank’s Claw-Back Compensation Recoupment provisions; and
2.
Revision of standard terms of options to be issued to Executives in the future to require that such options not vest sooner than one year from the date of issuance and that, to the extent that any such options have not vested on the date of an Executive’s termination, the options shall be void as to such unvested portion.

To implement these revisions to the Executive Compensation Program, the employment agreements for Dr. Carter, Mr. Equels and Mr. Bernhardt were amended and restated as discussed in greater detail below.  The agreements with Dr. Carter and Mr. Equels also were amended because these executives have assumed responsibilities and functions of certain previously eliminated executive positions.  Additionally,  it was determined that it would be less complicated to require Dr. Carter and Mr. Equels to assume personally certain of the business expenses related to their Florida based offices, including guest lodging, secretarial, reception and meeting facility expenses along with maintaining related home office expenses in exchange for a set modification in annual base compensation.  The agreement with Mr. Bernhardt also was amended due to the upcoming year-end expiration of his current agreement.

Agreements with Dr. William A. Carter

Dr. Carter’s amended and restated Employment Agreement is similar to his prior Employment Agreement.  The Compensation Committee noted that Dr. Carter has assumed the role of President in addition to his duties as Chief Executive Officer and Chief Scientific Officer while diligently serving the Company.  The Compensation Committee determined that, as a result of his meritorious service and commitment to the Company, along with a desire to compensate him for personally assuming future guest lodging, meeting and other administrative expenses undertaken for the benefit of the Company related to utilization of this residence and home office that had been previously paid by the Company to Retreat House LLC, Dr. Carter’s base pay be established at $625,000 per annum.  Other modifications to the agreement include a one year extension of the prior term of employment, a $2,500 per month car allowance, reimbursement for his spouse’s airfare (Dr. Katalin Kovari) on trips which she attends on business related activities, four weeks of paid vacation and Company paid health insurance premiums attributed to his qualified dependents.

Agreement with Thomas K. Equels

Mr. Equels’ amended and restated Employment Agreement is similar to his prior Employment Agreement.  The Compensation Committee noted that Mr. Equels has industriously served the Board through his commendable service and continued commitment to the Company.  With the loss of some members of the management team, Mr. Equels has increased his leadership role at the Company in both operations and administration areas while successfully serving as General Counsel, Board Executive Vice Chairman and Secretary.  The Compensation Committee also determined that, to compensate him for personally assuming all meeting, reception and secretarial services for the office of the General Counsel in Florida, Mr. Equals’ base pay be set at $500,000 per annum.  Other modifications to the agreement include a one year extension of the prior term of employment, a $1,500 per month car allowance, reimbursement for his spouse’s airfare on trips where she accompanies him on business related trips, four weeks of paid vacation and Company paid health insurance premiums attributed to his qualified dependents.

Agreement with Charles T. Bernhardt

Mr. Bernhardt’s amended and restated Employment Agreement is similar to his prior Employment Agreement.  The Compensation Committee noted that Mr. Bernhardt has conscientiously and attentively served the Company in the roles of Chief Financial Officer and Chief Accounting Officer.  Based upon his continued commitment to the Company and in recognition that his existing agreement was set to expire at December 31, 2011, the Compensation Committee has determined that his existing Employment Agreement be amended and restated to extend the term for an additional year, set his base pay at $225,000 per annum and issue him 100,000, 10-year Options that vest one year after issuance.  Other modifications to the agreement included four weeks of paid vacation and Company paid health insurance premiums attributed to his qualified dependents.

The foregoing descriptions of the Executive Compensation Recoupment Policies and amended and restated employment agreements are qualified in their entirety by reference to the foregoing documents copies of which are attached and incorporated herein, respectively, as Exhibits 99.1, 10.1. 10.2 and 10.3 to this Form 8-K.

Item 8.01.    Other Events.

See Item 5.02 above.

Item 9.01.    Financial Statements and Exhibits.

(c)	Exhibits:

10.1	William A. Carter Amended and Restated Employment Agreement (dated December 6, 2011).
10.2	Thomas K. Equels Amended and Restated Engagement Agreement (dated December 6, 2011).
10.3	Charles T. Bernhardt Amended and Restated Employment Agreement (dated December 6, 2011).
99.1	Hemispherx Executive Compensation Recoupment Policies (adopted December 2, 2011).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMISPHERX BIOPHARMA, INC.

December 12, 2011	By:	/s/ William A. Carter
William A. Carter M.D.,
Chief Executive Officer